UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

LAKE AREA CORN PROCESSORS, LLC

(Exact name of small business issuer as specified in its charter)

South Dakota	000-50254	46-0460790
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

46269 SD Highway 34
P.O. Box 100
Wentworth, South Dakota 57075

(Address of principal executive offices)

(605) 483-2676

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On August 1, 2007, the registrant’s board of managers announced a cash distribution of $0.10 per capital unit for a total distribution of $2,962,000.00 to its unit holders of record as of July 1, 2007.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers;

On August 1, 2007, the registrant’s Chief Executive Officer (principal executive officer) Douglas Van Duyn and the registrant’s Chief Financial Officer (principal financial officer) Brian Woldt each resigned these positions effective immediately.

On August 1, 2007, the registrant’s board of directors appointed Scott A. Mundt Chief Executive Officer (principal executive officer) and Robbi G. Buchholtz Chief Financial Officer (principal financial officer).  The board’s appointments were effective immediately.

Scott Mundt is 45 years old.  Mr. Mundt has been the General Manager of Dakota Ethanol, the registrant’s wholly-owned subsidiary, since 2006 and was employed by Dakota Ethanol as a transition coordinator in 2005.  Prior to his positions with Dakota Ethanol, Mr. Mundt was the Vice President of Manufacturing for Fey Industries.  Mr. Mundt currently sits on the board of directors of the registrant’s ethanol marketer, Renewable Products Marketing Group and the Renewable Fuels Association.

Robbi Buchholtz is 36 years old.  Mr. Buchholtz has been employed as the Controller of Dakota Ethanol for the past six years.  Prior to his employment with Dakota Ethanol, Mr. Buchholtz worked in public accounting for 8 years.

Item 8.01 Other Events

On August 1, 2007, the registrant’s board of directors approved a resolution to make delivery by the registrant’s members under their respective corn delivery agreements voluntary effective September 1, 2007.  The corn delivery agreements require the members to deliver a set amount of corn to Dakota Ethanol in proportion to the units the members hold.  The registrant’s members were exempted from delivery if certain requirements were met.  Effective September 1, the requirements will no longer need to be met to be exempt from delivery.  The members only need to request exemption for it to be granted..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE AREA CORN PROCESSORS, LLC

August 3, 2007	/s/ Robbi Buchholtz
Date	Robbi Buchholtz, Chief Financial Officer